Exhibit 99.1	Press Release dated July 9, 2014.

FOR RELEASE: CONTACT:	New Hartford, NY, July 9, 2014 Christopher R. Byrnes (315) 738-0600 ext. 6226 cbyrnes@partech.com, www.partech.com

PAR TECHNOLOGY CORPORATION

APPOINTS JOHN S. BARSANTI TO BOARD OF DIRECTORS

New Hartford, NY- July 9, 2014 -- PAR Technology Corporation (NYSE: PAR) today announced that John S. Barsanti has been appointed to the Company’s Board of Directors.  Mr. Barsanti is currently Chief Operating Officer for the Roman Catholic Diocese of Syracuse New York.  Prior to that Mr. Barsanti held the roles of President of Crane Merchandising Systems, a business segment of Crane Co. (NYSE: CR), and also was Chief Financial Officer of Carlisle Companies Incorporated (NYSE: CSL).  During his professional career Mr. Barsanti also held additional positions within Carrier Corporation, in investment management and as a business entrepreneur.

Additionally, Mr. Barsanti, who qualifies as a financial expert, was named Chairman of the Audit Committee of PAR’s Board, and will be the presiding director of non-management and independent directors.  Mr. Barsanti will also serve as a member of the Nominating/Corporate Governance Committee and as a member of the Company’s Compensation Committee.

“We are very pleased to have John join our Board,” said Ronald J. Casciano, PAR’s Chief Executive Officer, President & PAR Board Member.  “John will add immediate value to our Company based on his extensive business experience and financial acumen.  He will be a strong complement to our leadership team and we are eager to work with him to deliver improved and consistent value for our shareholders.”

ABOUT PAR TECHNOLOGY

PAR Technology Corporation's stock is traded on the New York Stock Exchange under the symbol PAR.  PAR’s Hospitality segment has been a leading provider of restaurant and retail technology for more than 30 years.  PAR offers technology solutions for the full spectrum of restaurant operations, from large chain and independent table service restaurants to international quick service chains.  PAR’s Hospitality business also provides hotel management systems with a complete suite of powerful tools for guest management, recreation management, and timeshare/condo management.  In addition, PAR offers the spa industry a leading management application specifically designed to support the unique needs of the resort spa and day spa markets, a rapidly growing hospitality segment.  Products from PAR also can be found in retailers, cinemas, cruise lines, stadiums and food service companies. PAR’s Government Business is a leader in providing computer-based system design, engineering and technical services to the Department of Defense and various federal agencies. Visit www.partech.com for more information.

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